EXHIBIT 10.1

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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                  ALLOY, INC.,

                           CASS COMMUNICATIONS, INC.,

                        YOUTHSTREAM MEDIA NETWORKS, INC.,

                          AMERICAN PASSAGE MEDIA, INC.

                                       AND

                           NETWORK EVENT THEATER, INC.

                           DATED AS OF AUGUST 5, 2002

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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I  PURCHASE AND SALE OF ASSETS; CLOSING...............................1

   1.1  PURCHASE AND SALE OF ACQUIRED ASSETS..................................1
   1.2  EXCLUDED ASSETS.......................................................4
   1.3  ASSUMPTION OF LIABILITIES.............................................5
   1.4  EXCLUDED LIABILITIES..................................................5
   1.5  CONTINUING LIABILITIES................................................7
   1.6  CLOSING...............................................................7
   1.7  CONSENTS OF THIRD PARTIES.............................................7
   1.8  CLOSING DELIVERIES....................................................9
   1.9  FURTHER ASSURANCES....................................................9

ARTICLE II  PURCHASE PRICE...................................................10

   2.1  PURCHASE PRICE.......................................................10
   2.2  WORKING CAPITAL ADJUSTMENT...........................................10
   2.3  ACQUIRED ASSETS ADJUSTMENT...........................................11

ARTICLE III  REPRESENTATIONS AND WARRANTIES..................................13

   3.1  REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND SELLER PARENT......13
   3.2  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE BUYER PARENT.....27

ARTICLE IV  ADDITIONAL AGREEMENTS............................................28

   4.1  LITIGATION COOPERATION...............................................28
   4.2  PUBLIC ANNOUNCEMENTS.................................................28
   4.3  TRANSFER TAXES.......................................................28
   4.4  EMPLOYMENT MATTERS...................................................29
   4.5  TRANSITION...........................................................30

ARTICLE V  INDEMNIFICATION...................................................31

   5.5  CAP ON LIABILITY.....................................................33

ARTICLE VI  MISCELLANEOUS....................................................34

   6.1  EXPENSES.............................................................34
   6.3  INTERPRETATION.......................................................34
   6.4  NOTICES..............................................................34
   6.5  COUNTERPARTS.........................................................35
   6.6  GOVERNING LAW; VENUE.................................................35
   6.7  BENEFITS OF AGREEMENT................................................36
   6.8  PRONOUNS.............................................................36
   6.9  AMENDMENT, MODIFICATION AND WAIVER...................................36
   6.10  NO THIRD PARTY BENEFICIARIES........................................36
   6.11  CONSENTS............................................................36
   6.12  INTERPRETATION......................................................36
   6.13  NO JOINT VENTURE....................................................36
   6.14  SPECIFIC PERFORMANCE................................................36

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                                    EXHIBITS

Exhibit A    Bill of Sale, Assignment and Assumption Agreement

Exhibit B    Trademark Assignment

Exhibit C    Non-Competition and Confidentiality Agreement - Sellers, Seller
             Parent and Buyer

Exhibit D    License Agreement

Exhibit E    Sellers' Legal Opinion

Exhibit F    Buyer's Legal Opinion

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                             INDEX TO DEFINED TERMS

Acquired Assets............................................Section 1.1
Actions....................................................Section 3.1(m)
Adjustment Notice..........................................Section 2.2(c)
AdRax......................................................Preamble
Affiliate..................................................Section 1.1 (end)
Agreement..................................................Preamble
Assigned Contracts.........................................Section 1.1(a)
Assumed Liabilities........................................Section 1.3
Audited Working Capital....................................Section 2.2(c)
Bill of Sale, Assignment and Assumption Agreement..........Section 1.8(a)
Business...................................................Preamble
Business Day...............................................Section 1.6
Business Liability.........................................Section 3.1(e)(iii)
Buyer Legal Opinion........................................Section 1.8(f)
Buyer Parent...............................................Preamble
Buyer......................................................Preamble
Campus Voice Boards........................................Preamble
CERCLA.....................................................Section 3.1(q)(iv)
Closing Date...............................................Section 1.6
Closing....................................................Section 1.6
Code.......................................................Section 3.1(f)
Contract(s)................................................Section 3.1(k)
Copyrights.................................................Section 1.1(m)
Damages....................................................Section 1.1(m)
Disclosure Schedule........................................Section 3.1
Dispute Notice.............................................Section 2.2(c)
Employee Plans.............................................Section 3.1(s)(iii)
Employees..................................................Section 3.1(r)
Encumbrances...............................................Section 3.1(g)
Environmental Laws.........................................Section 3.1(q)(i)
ERISA Affiliate............................................Section 3.1(s)(iii)
ERISA......................................................Section 3.1(s)(iii)
Estimated Working Capital..................................Section 2.2(b)
Event Marketing............................................Preamble
Excluded Assets............................................Section 1.2
Excluded Liabilities.......................................Section 1.4
FICA.......................................................Section 4.4(c)
Final Working Capital......................................Section 2.2(c)
Fraud Claims...............................................Section 6.2(c)
FUTA.......................................................Section 5.5(d)
Governmental Authority ....................................Section 3.1(m)
GymBoards..................................................Preamble
Independent Auditor........................................Section 2.2(c)

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Independent Contractor.....................................Section 3.1(r)(ii)
Intellectual Property Licenses.............................Section 3.1(i)(i)
IP Assets..................................................Section 1.1(m)
Law(s).....................................................Section 3.1(b)(ii)
Liabilities................................................Section 3.1(d)
Licensed Software..........................................Section 3.1(j)
Losses.....................................................Section 5.2(d)
Material...................................................Section 3.1(k) (end)
Material Adverse Effect....................................Section 3.1(a)
Newspaper Placement........................................Preamble
Non Competition and Confidentiality Agreement..............Section 1.8(c)
Ordinary Course of Business................................Section 3.1(d)
Owned IP...................................................Section 3.1(i)
Person.....................................................Section 1.1 (end)
Postering..................................................Preamble
Purchase Price.............................................Section 2.1
Related Agreements.........................................Section 1.8
Revised Working Capital....................................Section 2.2(c)
Seller Affiliate...........................................Section 7.1(g)
Seller Financial Statement.................................Section 3.1(c)
Sellers' Legal Opinion.....................................Section 1.8(e)
Seller Parent..............................................Preamble
Sellers....................................................Preamble
Tax(es)....................................................Section 3.1(f)
Third Party Claim..........................................Section 5.3
Trademark Assignment.......................................Section 1.8(b)
Trademarks.................................................Section 3.1(i)(ii)
Transfer Documents.........................................Section 1.8(b)
Transfer Taxes.............................................Section 4.3
Transferred Employees......................................Section 4.4(a)
Working Capital............................................Section 2.2(a)

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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of August 5, 2002, is made by and among Alloy, Inc., a Delaware corporation (the "BUYER PARENT") and its indirect wholly owned subsidiary, Cass Communications, Inc. (the "BUYER"), a Delaware corporation and a wholly owned subsidiary of Buyer Parent, YouthStream Media Networks, Inc. (the "SELLER PARENT"), a Delaware corporation, American Passage Media, Inc. and Network Event Theater, Inc. (the "SELLERS"), each a Delaware corporation and a wholly owned subsidiary of Seller Parent.

     WHEREAS, the Sellers are engaged in the business of owning and operating display media boards and providing related marketing and media network services targeted at teenagers and young adults ages 12 to 24, including (i) owning and operating wallboards (gym boards) in boys and girls high school and middle school locker rooms ("GYMBOARDS"), (ii) owning and operating a college wallboard network ("CAMPUS VOICE BOARDS"), (iii) owning and operating college newspaper advertising stands ("ADRAX"), (iv) college and school campus postering advertising services ("POSTERING"), (v) developing, soliciting and placing advertising and promotional materials, as sales representative or otherwise, in print and nonprint media ("NEWSPAPER PLACEMENT"), (vi) conducting event marketing programs ("EVENT MARKETING PROGRAMS") and (vii) conducting film screenings on college campuses (the "SCREENING BUSINESS") (collectively, the "BUSINESS"); and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the assets and properties of the Business, all as identified or described herein, and the Sellers wish to transfer to the Buyer, and the Buyer has agreed to assume, certain of the Sellers' obligations and liabilities associated with the Business, and in connection therewith the parties hereto wish to make certain agreements related to such purchase, sale, assignment and assumption.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein and therein, the parties hereby agree as follows:

                                   ARTICLE I
                      PURCHASE AND SALE OF ASSETS; CLOSING

     1.1 PURCHASE AND SALE OF ACQUIRED ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall (and to the extent required Seller Parent shall, and shall cause any Affiliate (as defined below) of Seller Parent (the Seller Parent and each such Affiliate, a "SELLER AFFILIATE") to sell, transfer, assign and deliver to the Buyer, and relinquish to the Buyer in perpetuity, free and clear of all Encumbrances (as defined in Section 3.1(g)), all of Sellers' and the Seller Affiliates' right, title and interest in and to all of the Acquired Assets. As used in this Agreement, the term "ACQUIRED ASSETS" means the following assets, properties, goodwill and rights of every kind and nature, real, personal and mixed, tangible and intangible, of the Sellers and the Seller Affiliates, but excluding all assets,

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properties, and rights of every kind and nature that constitute Excluded Assets
(as defined in Section 1.2):

     (a) all right, title and interest of the Sellers or any Seller Affiliate in, to and under all written and oral contracts, agreements, guaranties, understandings, arrangements, deeds, mortgages, indentures, leases, licenses, commitments, undertakings and other documents and instruments relating in any manner to the Business or any part thereof, including, but not limited to, those set forth in Section 1.1(a) of the Disclosure Schedule (the "ASSIGNED CONTRACTS");

     (b) all equipment, machinery, furniture, furnishings, vehicles, supplies, tools, parts and other tangible personal property of the Sellers and each Seller Affiliate listed in Section 1.1(b) of the Disclosure Schedule;

     (c) all Gym Boards, consisting of customized messages boards and information centers owned, leased, used, held for use or operated by the Sellers and each Seller Affiliate and located in schools locker rooms nationwide, consisting in the aggregate of at least 15,000 Gym Boards located in middle and high school locker rooms, including, without limitation, the Gym Boards listed in Section 1.1(c) of the Disclosure Schedule;

     (d) all Campus Voice Boards, consisting of the entire college wallboard network owned, leased, used, held for use or operated by the Sellers and each Seller Affiliate, consisting in the aggregate of at least 4,000 wallboards installed at university and college campuses, including, without limitation, the Campus Voice Boards listed in Section 1.1(d) of the Disclosure Schedule;

     (e) all AdRax, consisting of the entire network of college newspaper advertising stands owned, leased, used, held for use or operated by the Sellers and each Seller Affiliate, consisting in the aggregate of at least 2,000 campus newspaper distribution racks at colleges and universities including, without limitation, the racks listed in Section 1.1(e) of the Disclosure Schedule;

     (f) [intentionally omitted];

     (g) all assets used in the Newspaper Placement Business, and all right, title and interest in such Newspaper Placement Business;

     (h) all assets used in the Screening Business and all right, title and interest in such Screening Business except for the satellite theater equipment set forth in Section 1.2(g) of the Disclosure Schedule;

     (i) all right, title and interest of the Sellers and each Seller Affiliate with respect to personal property leasehold interests and rights thereunder listed in Section 1.1(i) of the Disclosure Schedule;

     (j) the accounts receivable of the Sellers and each Seller Affiliate listed in Section 1.1(j) of the Disclosure Schedule;

     (k) all prepaid items listed in Section 1.1(k) of the Disclosure Schedule;

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     (l) all rights of the Sellers and each Seller Affiliate, under all federal, state, local and foreign governmental licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements relating in any manner to, or used in connection with or necessary for the conduct of the Business or any part thereof, including, without limitation, those listed in Section 1.1(l) of the Disclosure Schedule;

     (m) all Trademarks and copyrights (including any registrations, applications and renewals for any of the foregoing (collectively, "COPYRIGHTS") associated with any of the Acquired Assets or Assigned Contracts or used or held for use primarily in connection with the operation of the Business, including without limitation the Trademarks set forth in Section 1.1(m) of the Disclosure Schedule, and all rights thereunder or in respect thereof, including, without limitation, licenses and sublicenses granted to the Sellers and any Seller Affiliate in respect thereto and rights thereunder, together with all claims against third parties for (i) profits and (ii) all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including, without limitation, interest which may be imposed in connection therewith), court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses (collectively, "DAMAGES") incurred by reason of the past infringement, alleged infringement, unauthorized use or disclosure or alleged unauthorized use or disclosure of any Trademarks or any Copyrights together with the right to sue for and collect the same, or to sue for injunctive relief, for the Buyer's own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives ("IP ASSETS");

     (n) originals of all books, records, manuals and other materials (in any form or medium) relating in any manner to the Business or any of the Acquired Assets, or used in connection with or necessary for the conduct of the Business or any part thereof, including, without limitation, all advertising materials, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, research and development files, records, data, books, intellectual property disclosures, media materials, accounting records, sales order files and litigation files, and all rights in and to the information contained therein (collectively, "BOOKS AND RECORDS"); except that Sellers and Seller Parent may retain copies of Books and Records and the right to use such Books and Records in connection with any litigation, arbitration, or other legal proceeding, for tax and accounting purposes, and for any other reasonable business purpose not precluded by the provisions of this Agreement or any Related Agreement;

     (o) all claims, demands, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of the Sellers and each Seller Affiliate which either (1) arise after the Closing and relate in any manner to any of the other Acquired Assets or any of the Assumed Liabilities or
(2) arose prior to the Closing and relate exclusively to any of the other Acquired Assets or any of the Assumed Liabilities;

     (p) all guarantees, warranties, indemnities and similar rights in favor of the Sellers or any Seller Affiliate which either (1) arise after the Closing and relate in any manner to the Acquired Assets or the Assumed Liabilities or (2) arose prior to the Closing and relate exclusively to the Acquired Assets or the Acquired Liabilities;

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     (q) all right, title and interest to, and in respect of the websites and
Internet domain names used or held for use primarily in connection with the operation of the Business, including, without limitation, those listed in
Section 1.1(q) of the Disclosure Schedule;

     (r) all of Seller Parent's right, title and interest in and to the name "YouthStream" and Sellers' interest in and to the names "American Passage Media" and "Network Event Theater," respectively (collectively, the "SELLER NAMES"); and

     (s) all goodwill of the Sellers and each Seller Affiliate relating to the Business or any part thereof, including, without limitation, the Seller Names.

For purposes of this Agreement, "AFFILIATE" means, as to any Person, any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person, and "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or other legal entity.

     1.2 EXCLUDED ASSETS. The following assets and property shall be retained by the Sellers and Seller Affiliates, as the case may be, and shall not constitute Acquired Assets, regardless of whether any of them relates in any manner to or is used in the Business (collectively, the "EXCLUDED ASSETS"):

     (a) all of the assets, properties, goodwill and rights of the Sellers or any Seller Affiliate of every kind and nature, real, personal and mixed, tangible and intangible, that are not owned, used or held for use by the Sellers, the Seller Parent or any Seller Affiliate primarily in connection with the operation of the Business;

     (b) all insurance policies, contracts, coverages or bonds owned by the Sellers or any Seller Affiliate, including, without limitation, entitlements to the return of premiums on cancellation of policies, and all rights of the Sellers or any Seller Affiliate of every nature and description under or arising out of such insurance policies;

     (c) all accounts receivable, notes receivable, credits, refunds, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, other than any of the foregoing (i) securing open customer orders which are included in the Assigned Contracts or (ii) which are listed on Schedules 1.1(j) or 1.1(k);

     (d) all cash, negotiable securities, certificates of deposit, commercial paper, treasury bills and treasury notes and all other marketable securities, bonds, bank accounts, lock boxes, letters of credit and other cash equivalents held on the Closing Date;

     (e) all real property owned by the Sellers or any Seller Affiliate and all plants, buildings and improvements thereon and all right, title and interest of the Sellers or any Seller Affiliate with respect to real property leasehold interests and rights thereunder;

     (f) all employment, consulting, independent contractor and similar Contracts to which either of the Sellers or any Seller Affiliate is a party or is bound, other than any Contracts or agreements with the Independent Contractors set forth in Schedule 3(r)(ii) to the extent assignable and accepted by the Buyer after the Closing Date;

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     (g) those assets, if any, set forth in Section 1.2(g) of the Disclosure
Schedule;

     (h) account books of original entry, general ledgers, tax returns and other documents and records directly relating to Taxes;

     (i) the corporate records consisting of director and stockholder minutes and proceedings;

     (j) all rights of the Sellers or the Seller Parent under this Agreement and the agreements and instruments executed and delivered to the Sellers or the Seller Parent by the Buyer or the Buyer Parent pursuant to this Agreement or any Related Agreement;

     (k) all rights of the Sellers or the Seller Parent to any Tax refunds or claims for Tax refunds other than those relating to the Acquired Assets or the Business as conducted after the Closing Date;

     (l) all claims, demands, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of the Sellers and each Seller Affiliate that relate exclusively to any of the other Excluded Assets or any of the Excluded Liabilities; and

     (m) all guarantees, warranties, indemnities and similar rights in favor of the Sellers or any Seller Affiliate that relate exclusively to any of the other Excluded Assets or any of the Excluded Liabilities.

     1.3 ASSUMPTION OF LIABILITIES. At the Closing, pursuant to the Bill of Sale, Assignment and Assumption Agreement referred to in Section 1.8(a), the Buyer shall assume and shall agree to pay, perform and discharge the following Liabilities (as defined in Section 3.1(d)) of the Sellers (collectively, the "ASSUMED LIABILITIES"):

     (a) Liabilities accruing after the Closing Date under the Assigned Contracts, other than (i) Liabilities under any Assigned Contract required to be disclosed in Section 3.1(k) of the Disclosure Schedule that is not disclosed therein, or (ii) Liabilities under any Assigned Contract related to any material misrepresentation made by the Sellers and the Seller Parent in Section 3.1(k) relating to such Assigned Contract; and

     (b) All current liabilities (as defined in Section 2.2) of the Sellers or any Seller Affiliate to the extent taken into account in the determination of "WORKING CAPITAL" under Section 2.2.

     (c) The Buyer will not assume, discharge, undertake to perform or pay any other Liabilities of the Sellers or any Seller Affiliate.

     1.4 EXCLUDED LIABILITIES. Notwithstanding Section 1.3 or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to the Buyer or the Buyer Parent, the Buyer shall have no liability whatsoever for any Liabilities of either of the Sellers or any Seller Affiliate which are not specifically assumed under Section 1.3, and, without limiting the generality of the foregoing, the Buyer shall not assume, nor shall it be deemed to have assumed, any of the following Liabilities (the "EXCLUDED LIABILITIES"):

     (a) any Liabilities arising under or relating to any written or oral contracts, agreements,

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guaranties, understandings, deeds, mortgages, indentures, leases, licenses, commitments, undertakings or other documents or instruments to which either of the Sellers or any Seller Affiliate is a party, other than liabilities arising under the Assigned Contracts to the extent provided in Section 1.3(a);

     (b) any Damages relating in any manner to or arising from any breach or default by the Sellers or any Seller Affiliate of any Assigned Contract occurring on or prior to the Closing Date regardless of whether the Sellers or the Seller Parent discloses such breach or default pursuant to this Agreement;

     (c) any Liabilities of either of the Sellers or any Seller Affiliate in respect of any indebtedness for, or guarantees of, borrowed money;

     (d) any Liabilities of either of the Sellers to any Seller Affiliate or current or former stockholder of either of the Sellers or any Seller Affiliate, including the Seller Parent;

     (e) any Liabilities of either of the Sellers or any Seller Affiliate for or in respect of Taxes (as defined in Section 3.1(f)) other than those assessed by operation of Law against the Buyer arising out of or in connection with the transactions contemplated hereby;

     (f) any Liabilities of either of the Sellers or any Seller Affiliate arising out of or relating, directly or indirectly, to any property of which either of the Sellers or such Seller Affiliate has disposed or proposed to dispose, including, without limitation, any and all Liabilities to any other Person incurred in connection with any sale or proposed sale of (i) all or any substantial part of the assets of either of the Sellers or any Seller Affiliate, or any other business combination or proposed business combination, (ii) any real property of either of the Sellers or any Seller Affiliate, (iii) any other business or (iv) any securities of either of the Sellers, any Seller Affiliate or any other Person;

     (g) any Liabilities arising out of or relating, directly or indirectly, to any Employee Plan (as defined in Section 3.1(s)) or the termination thereof;

     (h) any Liabilities with respect to fees and expenses incurred by the Sellers or any Seller Affiliate in connection with the sale or proposed sale or other disposition or proposed disposition of all or part of the assets or securities of either of the Sellers or any Seller Affiliate;

     (i) any Liabilities of either of the Sellers or any Seller Affiliate to any present or former employee or independent contractor of either of the Sellers or any Seller Affiliate, including, without limitation, any and all Liabilities arising under any federal, state, local or foreign laws, ordinances, regulations or orders;

     (j) any Liabilities of either of the Sellers or any Seller Affiliate arising out of or related to any Actions (as defined in Section 3.1(m)) against either Seller or any Seller Affiliate, including, without limitation, any Actions pending or threatened against either of the Sellers as of the Closing Date other than Liabilities arising out of any act of the Buyer, or the operation of the Business by the Buyer or any Affiliate of the Buyer, after the Closing;

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     (k) any Liabilities of either of the Sellers or any Seller Affiliate for damage or injury to Person or property including, without limitation, those resulting from or arising out of environmental claims;

     (l) any Liabilities of either of the Sellers or any Seller Affiliate arising out of or resulting from non-compliance with any Law;

     (m) any Liabilities of either of the Sellers or any Seller Affiliate arising out of, relating to or resulting from any obligation to indemnify any Person other than those arising after the Closing Date under any Assigned Contract;

     (n) any other Liabilities of either of the Sellers or any Seller Affiliate relating to or arising out of the operation of the Business or the ownership of the Acquired Assets prior to the Closing other than the Assumed Liabilities;

     (o) any Liabilities attributable in any manner to any of the Excluded Assets; and

     (p) any Liabilities of either of the Sellers or any Seller Affiliate arising under this Agreement or any of the Related Agreements (as defined in Article IV).

     1.5 CONTINUING LIABILITIES. To the extent that any Assumed Liability or any Damages imposed on the Buyer by operation of law or otherwise in connection with, or which otherwise arises out of or in relation to, the transactions contemplated hereby (other than the Buyer's assumption of the Assumed Liabilities pursuant to Section 1.3), results from or arises out of an event or condition which is continuing or continuous in nature, the Buyer shall assume and discharge only that portion of such Assumed Liability or Damage that results from or arises out of that part of the event which occurs, or condition which exists, after the Closing. The Sellers and the Seller Parent jointly and severally agree to discharge all of such continuing or continuous Assumed Liabilities or Damages, including, without limitation, those Assumed Liabilities assumed by the Buyer pursuant to Section 1.3, if and to the extent they result from a breach by either of the Sellers or the Seller Parent of any of their respective representations, warranties or covenants hereunder.

     1.6 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at 10:00 a.m. (New York time) on August 5, 2002 (the "CLOSING DATE"), unless another date is agreed to in writing by the parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 3rd Avenue, New York, New York, unless another time or place is agreed to in writing by the parties.

     1.7 CONSENTS OF THIRD PARTIES.

     (a) Notwithstanding anything in this Agreement or in any Related Agreement to the contrary, neither this Agreement nor any such Related Agreement shall constitute an agreement to assign or otherwise transfer any Assigned Contract or any other Acquired Asset, or any rights thereunder, if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof, would be ineffective or would affect adversely the rights of the Buyer or the Sellers thereunder.

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     (b) If any such consent has not been obtained as of the Closing Date, the
Sellers and the Seller Parent shall continue to use all commercially reasonable efforts to obtain such consent after the Closing. In such circumstances, until such consent has been obtained, the Buyer shall use all commercially reasonable efforts to perform in the name of the Sellers all of the obligations of the Sellers with respect to each Assigned Contract for which any such consent has not been obtained; provided, however, that the Buyer shall not be required to take any action in performing such obligations which, in the Buyer's reasonable judgment, would subject the Buyer to any significant Liability or an unreasonable risk of incurring any such Liability.

     (c) If any Assigned Contract or other Acquired Asset is not transferred to the Buyer at the Closing pursuant to this Agreement, the Sellers and the Seller Parent shall cooperate with the Buyer in any reasonable arrangement requested by the Buyer and designed to provide for the Buyer all of the benefits of, and to have the Buyer assume the burdens, liabilities, obligations and expenses expressly assumed by the Buyer hereunder with respect to, such Assigned Contract or other Acquired Asset, as applicable. At the Buyer's request, the Sellers and the Seller Parent shall, at Buyer's expense, take all reasonable actions requested by the Buyer to enforce for the benefit of the Buyer any and all rights of the Sellers or any Seller Affiliate with respect to any such Assigned Contract or other Acquired Asset that is not otherwise transferred pursuant to the provisions of this Agreement. The Sellers hereby authorize the Buyer to perform all of the Sellers' obligations after the Closing with respect to all such Assigned Contracts and other Acquired Assets and hereby grant to the Buyer a power of attorney to act in the name of the Sellers with respect thereto. Such power of attorney shall be coupled with an interest and shall be irrevocable. The Sellers and the Seller Parent agree to remit, or cause to be remitted, promptly to the Buyer all collections or payments received by the Sellers or any Seller Affiliate in respect of all such Assigned Contracts and other Acquired Assets, and shall hold or cause to be held all such collections or payments in trust for the benefit of, and promptly pay the same over to, the Buyer; provided, however, that nothing herein shall create or provide any rights or benefits in or to third parties.

     (d) If, subsequent to the Closing, a claim brought within one year of Closing by any party challenging any of the transactions contemplated hereby results in any ruling or order which has the result of frustrating in a material way the transfer of any of the Acquired Assets hereunder to the Buyer or the Buyer's use thereof pursuant to the applicable transfer and licensing provisions contained herein, the Sellers and the Seller Parent shall cooperate with the Buyer in any reasonable arrangement requested by the Buyer and designed to give the Buyer, as nearly as possible, the same economic benefits, and to have the Buyer assume the same burdens, liabilities, obligations and expenses, as if such transfer or license had been consummated in accordance with the provisions hereof.

     (e) Nothing in this Section 1.7 shall be deemed to modify in any respect any of the Sellers or the Seller Parent's representations or warranties set forth herein or the conditions to the Buyer's obligations contained in Article V hereof, be deemed a waiver by the Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Acquired Assets or be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 1.1.

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     1.8 CLOSING DELIVERIES. At the Closing, in addition to the agreements set forth in Article IV, the parties shall execute and deliver the following documents (the documents referred to in 1.8 (a) - (d) below collectively, the "RELATED AGREEMENTS"):

     (a) the Sellers, the Seller Parent and the Buyer shall execute and deliver the bill of sale, assignment and assumption agreement in the form of EXHIBIT A attached hereto (the "BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT") pursuant to which the Sellers will transfer and assign to the Buyer certain of the Acquired Assets and the Buyer will assume the Assumed Liabilities;

     (b) each of the Sellers and the Seller Affiliates who are holders of any Trademarks (as defined in Section 3.1(i)) included as part of the Acquired Assets shall execute and deliver, and the Seller Parent shall use its best efforts to cause any third party who is not a Seller Affiliate but who holds title or rights to any Trademark included in the Acquired Assets to execute and deliver to the Buyer) one or more trademark assignments in the form of EXHIBIT B attached hereto (the "TRADEMARK ASSIGNMENT" and together with the BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT, the "TRANSFER DOCUMENTS");

     (c) the Sellers, the Seller Parent and the Buyer shall execute and deliver the non-competition and confidentiality agreement in the form of EXHIBIT C attached hereto (the "NON-COMPETITION AND CONFIDENTIALITY AGREEMENT") pursuant to which the Sellers and the Seller Parent will covenant not to engage in any Competitive Business (as defined therein);

     (d) the Seller Parent and the Buyer shall execute and deliver the license agreement in substantially the form of Exhibit D attached hereto (the "License Agreement") pursuant to which the Seller Parent shall be entitled to use the name "YouthStream Media Networks, Inc.", for a period of time after the Closing;

     (e) the Sellers and the Seller Parent shall cause their legal counsel to deliver legal opinions in the forms attached as EXHIBIT E hereto (the "SELLERS' LEGAL OPINION"); and

     (f) the Buyer and the Buyer Parent shall cause their legal counsel to deliver a legal opinion addressed to the Sellers and the Seller Parent in the form attached as EXHIBIT F hereto (the "BUYER'S LEGAL OPINION").

     1.9 FURTHER ASSURANCES. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Sellers and the Seller Parent shall execute and deliver, or cause to be executed and delivered, such other instruments of sale, transfer, conveyance, assignment and confirmation, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title in and to, the Acquired Assets, and shall execute, or cause to be executed, such other documents and take, or cause to be taken, such further action as may be reasonably required or desirable to carry out the provisions of this Agreement, each of the Related Agreements and the transactions contemplated hereby and thereby. Without in any way limiting the foregoing, the Sellers and the Seller Parent shall use commercially reasonable efforts to terminate the UCC filings listed in Section 3.1(g) of the Disclosure Schedule. The Buyer may, in its sole discretion, elect to treat or not to treat as an Assigned Contract any Contract to which the Sellers or any Seller Affiliate is a party, or by which any of them or their properties are bound, which was required by the provisions of this Agreement to be disclosed in, but is not listed in, Section 3.1(k) of the Disclosure Schedule. Without limiting the generality of the foregoing, the Sellers and the Seller Parent shall, from time to time, cooperate with, and, to the extent reasonably practicable, take all action reasonably requested by the Buyer, to effectively transition the Acquired Assets and the Business to the Buyer, including without limitation using commercially reasonable efforts to maintain the continuity of the Business as it is transferred to the Buyer.

                                   ARTICLE II
                                 PURCHASE PRICE

     2.1 PURCHASE PRICE. The entire purchase price payable by the Buyer to the Sellers for the Acquired Assets and the transactions contemplated by this Agreement and the Related Agreements shall be Seven Million Dollars ($7,000,000) (the "PURCHASE PRICE"). At the Closing, the Buyer shall deliver the Purchase Price by wire transfer of immediately available funds on behalf of the Sellers and Seller Parent, to the account specified in Section 2.1 of the Disclosure Schedule.

     2.2 WORKING CAPITAL ADJUSTMENT.

     (a) For purposes hereof, the term "WORKING CAPITAL" means the excess of the accounts receivable (less the allowance for bad debts) and prepaid expenses over the accounts payable, accrued expenses and deferred revenues shown in Section
2.2 of the Disclosure Schedule (the "WORKING CAPITAL STATEMENT").

     (b) The amount of $283,523 shown on the Working Capital Statement is referred to as the "ESTIMATED WORKING CAPITAL." Within ten (10) Business Days of the Closing Date, the Buyer shall pay to the Sellers the amount of $283,523 by wire transfer of immediately available funds or bank check. As used herein, "BUSINESS DAY" means any day on which the banks in New York are open for business.

     (c) As soon as reasonably practicable after the Closing, but in any event within sixty (60) days of the Closing Date, the Buyer shall review the Working Capital Statement to verify the accuracy of the determination of the Estimated Working Capital as set forth therein. If the Buyer determines that the Working Capital as of the Closing Date did not equal the Estimated Working Capital (the Working Capital as so determined, the "REVISED WORKING CAPITAL"), the Buyer shall deliver to the Sellers a notice (the "ADJUSTMENT NOTICE") setting forth the Buyer's Revised Working Capital as determined by the Buyer and the calculation thereof in reasonable detail. The Sellers shall have twenty (20) Business Days from receipt of the Adjustment Notice to provide written notice that they dispute the Adjustment Notice (a "DISPUTE NOTICE"), which Dispute Notice shall provide a reasonably detailed description of such dispute and the Sellers' calculation of the Working Capital as of the Closing Date. If the Sellers do not timely deliver a Dispute Notice to the Buyer, or if the Sellers notify the Buyer that they have no objection to the Dispute Notice, the Buyer's determination of the Revised Working Capital shall be final and binding on all parties and the Purchase Price shall be adjusted in accordance with the provisions of Section 2.2(d). If the Sellers timely deliver a Dispute Notice to the Buyer and the Buyer and the Sellers are unable to mutually agree on the Revised Working Capital within ten (10) days following receipt by the Buyer of the Dispute Notice, the Buyer and the Sellers shall mutually agree on an independent public accounting firm (the "INDEPENDENT AUDITOR") to review the Working Capital Statement, the Adjustment Notice and the Dispute Notice (and all related information). The Independent Auditor shall determine the Working Capital as of the Closing Date (the "AUDITED WORKING CAPITAL") which determination shall be final and binding on all parties absent manifest error. The costs of the Independent Auditor shall be borne by the party (either the Buyer or the Sellers) whose determination of the Working Capital (as set forth in the Adjustment Notice, for the Buyer, or in the Dispute Notice, for the Sellers) was farthest from the determination of the Audited Working Capital, or equally by the Buyer and the Sellers if the determination by the Independent Auditor is equidistant between the determinations of the parties. For purposes hereof, "FINAL WORKING CAPITAL" shall equal (i) the Estimated Working Capital, if the Buyer does not deliver an Adjustment Notice in accordance with the provisions hereof, (ii) the Revised Working Capital, if the Buyer delivers an Adjustment Notice in accordance with the provisions hereof and the Sellers do not timely deliver a Dispute Notice,
(iii) the amount agreed upon by the Buyer and the Sellers if the Sellers timely deliver a Dispute Notice and the Independent Auditor is not engaged, or (iv) the Audited Working Capital, if the Buyer delivers an Adjustment Notice in accordance with the provisions hereof and the Independent Auditor is engaged.

     (d) Upon the determination of the Final Working Capital, the Purchase Price shall be adjusted as follows:

          (i) if the Final Working Capital equals or exceeds the Estimated Working Capital, no adjustments to the Purchase Price pursuant to this
     Section 2.2(b), or

          (ii) if the Estimated Working Capital exceeds the Final Working Capital by more than $25,000, the Sellers and the Seller Parent, jointly and severally, agree to pay to Buyer the amount equal to the amount by which the Estimated Working Capital exceeds the Final Working Capital.

     (e) Any payment required pursuant to Section 2.2(d) shall be made within ten (10) Business Days following the determination of the Final Working Capital.

     2.3 ACQUIRED ASSETS ADJUSTMENT.

     (a) At any time during the three month period following the Closing, the Buyer may elect to commence an audit of the Gym Boards, Campus Voice Boards and/or AdRax included as part of the Acquired Assets as set forth in 1.1(c), 1.1(d) and 1.1(e) of the Disclosure Schedule, respectively (each a "BOARD NETWORK"). If the Buyer commences an audit, the Buyer will have three months from the date of commencement of such audit in which to complete such audit.

     (b) The Buyer shall notify the Seller Parent in writing at least two (2) Business Days prior to auditing any particular school where a portion of the Board Network is maintained of (i) the Board Network(s) to be audited; (ii the anticipated dates, times and locations to be included in such audit; and (iii) with reasonable specificity, the methodology for conducting such audit. Any audit shall be conducted by the then-existing representatives servicing the Gym Boards,

Campus Voice Boards and/or AdRax, and may be subject to oversight and review by a reputable independent third party auditor selected by the Buyer who is experienced in conducting similar audits in the industry. The Buyer agrees that any audit must include at least 10% of the applicable Board Network audited in order for the Buyer to receive any adjustment for that Board Network.

     (c) The Buyer, on the one hand, and the Seller and the Seller Parent jointly on the other, shall each be responsible for half of the costs of any audit conducted up to a maximum of $25,000 each. In addition, the Seller Parent and the Sellers shall have the right, at their sole own expense, to send any of their employees, representatives or agents to participate in the audit, and the Buyer shall facilitate such participation in conducting the audit, including by providing a schedule of dates and times when auditors will visit each school being audited.

     (d) The Buyer shall provide to the Seller Parent, the auditor's final report, together with all supporting materials as reasonably requested by the Sellers and the Seller Parent, promptly following the availability of the same, and within ten (10) Business Days following completion of the audit, the Buyer, the Seller Parent and the Sellers shall cooperate in good faith to resolve any audit findings disputed by any party. If the Buyer and the Seller Parent are unable to resolve any dispute within such ten (10) Business Day period, the audit report as originally finalized by the auditor shall govern for purposes of this Agreement.

     (e) Upon completion of the audit, the results of the audit shall be extrapolated across the entire Board Network to calculate the amount of Gym Boards, Campus Voice Boards and/or AdRax missing or damaged across the entire Board Network. If based on the results of any such audit and extrapolation, there is evidence that, after deducting the aggregate number of deemed "missing" or "damaged" (to the point they reasonably require replacement) Gym Boards, Campus Voice Boards or AdRax, as the case may be, the number of Gym Boards does not equal at least 13,500; the number of Campus Voice Boards does not equal at least 3,600; or the number of AdRax does not equal at least 1,800, as the case may be, the Buyer shall be entitled to an adjustment as follows:

          (i) the Buyer shall first replace any missing or damaged Gym Boards, Campus Voice Boards or AdRax from such of the inventory of 1672 uninstalled Gym Boards, 942 uninstalled Campus Voice Boards or 942 uninstalled AdRax transferred as part of the Acquired Assets that are not themselves damaged so as to require replacement.

          (ii) for any additional missing or damaged Gym Boards, Campus Voice Boards or AdRax, the Seller Parent shall pay the Buyer the following agreed upon replacement value amounts to the extent Buyer is entitled to payment under paragraphs (a) through (f): (i) for each missing or damaged Gym Board
     - $100 each; (ii) Campus Voice Boards - $125 each and (iii) AdRax - $175 each. The Seller Parent agrees to pay to Buyer any amounts due to the Buyer as result of the adjustment mechanism set forth in this Section 2.3 which are not in dispute and agrees to negotiate in good faith with the Buyer to resolve any disputed amounts.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND SELLER PARENT. The Sellers and the Seller Parent, jointly and severally, represent and warrant to the Buyer and the Buyer Parent, that, except as disclosed in the disclosure schedule dated the date hereof, and delivered to the Buyer (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate and an item on such disclosure schedule shall be deemed to qualify only the particular subsection or subsections specified for such item; provided, however, that for convenience purposes, certain disclosures in one section or subsection of the disclosure schedule may be specifically cross-referenced to another section or subsection of the disclosure schedule and; provided, further, however, any item that is disclosed in a particular section or subsection of the disclosure schedule shall be deemed to be disclosed and incorporated into any other section or subsection of the disclosure schedule where such disclosure would be otherwise appropriate to the extent that it is reasonably apparent from the express language of such disclosure that it applies to such other section or subsection) (the "DISCLOSURE SCHEDULE"):

     (a) ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. Each of Sellers and Seller Parent (i) is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby and (iii) is duly qualified and in good standing to do business as a foreign corporation in all jurisdictions where it is required to be qualified except where the failure to be so qualified and in good standing would have a Material Adverse Effect. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Acquired Assets, Assumed Liabilities or the Business taken as a whole. Each of the Sellers and Seller Parent has delivered to the Buyer true and complete copies of its Certificate of Incorporation and by-laws, in each case as amended or restated to the date hereof.

     (b) AUTHORITY; NO CONSENTS.

          (i) The execution, delivery and performance by each of the Sellers and the Seller Parent of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each of the Sellers and the Seller Parent. This Agreement and the Related Agreements have been duly and validly executed and delivered, and are the valid and binding obligations of each of the Sellers or the Seller Parent, respectively, enforceable against each of the Sellers and the Seller Parent in accordance with their respective terms; except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) Neither the execution, delivery and performance of this Agreement or the Related Agreements by each of the Sellers and the Seller Parent, nor the consummation by each of the Sellers or the Seller Parent of the transactions contemplated hereby or thereby, nor compliance by each of the Sellers or the Seller Parent with any provision hereof or thereof will in any material respect (A) conflict with, (B) result in any violation of, (C) cause a default under (with or without due notice, lapse of time or both),
     (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any Encumbrance (as defined in Section 3.1(g)) on or against any assets, rights or property of either of the Sellers or the Seller Parent under any term, condition or provision of (x) any instrument or agreement to which either of the Sellers or the Seller Parent is a party, or by which either of the Sellers or the Seller Parent or any of their respective properties, assets or rights may be bound, (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority (as defined in Section 3.1(m)) (each a "LAW", and collectively, the "LAWS") applicable to either of the Sellers or the Seller Parent or any of their respective properties, assets or rights or (z) the Certificate of Incorporation or by-laws of either of the Sellers or the Seller Parent.

          (iii) Except as set forth in Section 3.1(b) of the Disclosure Schedule, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by each of the Sellers or the Seller Parent of this Agreement or the Related Agreements or the consummation by each of the Sellers or the Seller Parent of the transactions contemplated hereby or thereby other than those permits, authorizations, consents or approvals which may be required to be obtained from Governmental Authorities in connection with the assignment of any Contract with any state or government run school or university which failure, either in the aggregate or individually, will not have Material Adverse Effect.

     (c) FINANCIAL INFORMATION. Section 3.1(c) of the Disclosure Schedule consists of an unaudited statement of assets and liabilities related to the Acquired Assets and the Acquired Liabilities, dated as of August 1, 2002 (the "SELLER FINANCIAL STATEMENT"). The Seller Financial Statement (a) was prepared in accordance with the books and records of the Sellers or the Seller Parent, as the case may be, and (b) fairly presents the financial condition of the Acquired Assets and the Acquired Liabilities as of August 1, 2002.

     (d) ABSENCE OF UNDISCLOSED LIABILITIES. Neither of the Sellers nor the Seller Parent nor any other Seller Affiliate has any liabilities or obligations of any nature (whether known or unknown, fixed or contingent, secured or unsecured, accrued, absolute or otherwise and whether due or to become due (collectively, "LIABILITIES")), relating in any manner to, or arising from the Business or the ownership, use or operation of any of the Acquired Assets except
(i) as set forth in Section 3.1(d) of the Disclosure Schedule, (ii) Liabilities under leases, commitments and other agreements entered into in the ordinary course of business (which, to the extent required by Section 3.1(k), are set forth on Section 3.1(k) of the Disclosure Schedule), (iii) Liabilities disclosed or reserved against in the Seller Financial Statement, (iv) Liabilities that arose in the Ordinary Course of Business after the date of the Seller Financial Statement that are not individually or in the aggregate material to the Business and that have not had or resulted in, and will not have or result in, a Material Adverse Effect, and
(v) other Liabilities which are being retained by the Sellers and the Seller Parent as a part of the Excluded Liabilities and for which the Buyer will not have any responsibility. As used in this Agreement, the term "ORDINARY COURSE OF BUSINESS" means the operation of the Business in all material respects in a manner consistent with usual and customary practices as they existed on May 1, 2002 without regard to the transactions contemplated by this Agreement or the Related Agreements.

     (e) ABSENCE OF CHANGES. Except as set forth in Section 3.1(e) of the Disclosure Schedule, since May 1, 2002, the Sellers have operated the Business in the Ordinary Course of Business, and there has not been with respect to the Business or the Acquired Assets:

          (i) any event that had a Material Adverse Effect other than losses, if any, incurred in the Ordinary Course of Business;

          (ii) any damage, destruction or loss to any of the Acquired Assets, whether or not covered by insurance;

          (iii) any Liability relating in any manner to, or arising from the Business (a "BUSINESS LIABILITY") created, assumed, guaranteed or incurred, or any material transaction or Contract relating in any manner to the Business entered into, by either of the Sellers or any Seller Affiliate other than in the Ordinary Course of Business and which individually or in the aggregate are not material to the Business;

          (iv) any payment, discharge or satisfaction of any material Encumbrance on any of the Acquired Assets or any Business Liability or any cancellation of any material debt or claim relating in any manner to, or arising from the Business or any of the Acquired Assets, or any amendment, termination or waiver of any right of either of the Sellers or any Seller Affiliate relating in any manner to, or arising from the Business or any part thereof or any of the Acquired Assets other than those undertaken in the Ordinary Course of Business;

          (v) any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset (including any IP Assets) relating in any manner to, or used or held for use in the Business or any part thereof, other than in the Ordinary Course of Business;

          (vi) any termination of, or written indication of an intention to terminate or not renew, any material Contract to which either of the Sellers or any Seller Affiliate is a party that relates in any manner to the Business or any part thereof or any of the Acquired Assets;

          (vii) any write-down or write-up of the value of any Acquired Asset, or any write-off of any accounts receivable or notes receivable of either of the Sellers or any Seller Affiliate or any portion thereof relating in any manner to, or arising from the Business or any part thereof or any of the Acquired Assets;

          (viii) any increase in or modification of compensation payable or to become payable to any Transferred Employee, or the entering into of any employment, consulting or similar Contract with any Transferred Employee;

          (ix) any increase in or modification or acceleration of any benefits payable or to become payable under any bonus, pension, severance, insurance or other benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any Transferred Employee;

          (x) any change in the accounting methods or practices followed by the Sellers or any Seller Affiliate or any change in depreciation or amortization policies or rates theretofore adopted relating in any manner to the Business or any part thereof or any of the Acquired Assets;

          (xi) any change in the manner in which the Sellers or any Seller Affiliate extends discounts or credit to customers or otherwise deals with past or present customers of the Business;

          (xii) any amendments or changes in the governing instruments of either Seller, including, without limitation, the Certificate of Incorporation or by-laws of each of the Sellers;

          (xiii) any labor dispute or any union organizing campaign, which in any way affects any Transferred Employee;

          (xiv) the commencement of any litigation or other action by or against either of the Sellers or any Seller Affiliate that arose out of or in connection with the Business or any part thereof or relates to any of the Acquired Assets; or

          (xv) any agreement, understanding, authorization or proposal, whether in writing or otherwise, for either of the Sellers or any Seller Affiliate to take any of the actions specified in items (i) through (xiv) above.

     (f) TAX MATTERS. Except as set forth in Section 3.1(f) of the Disclosure Schedule, each of the Sellers and the Seller Parent and each other corporation or entity (if any) included in any consolidated or combined tax return in which either of the Sellers or the Seller Parent has been included have timely paid or will timely pay all Taxes due on or before the Closing Date if the failure to pay would result in any Encumbrance on any Acquired Assets or would otherwise interfere with the operation of the Business or with the Buyer's use or enjoyment of any of the Acquired Assets.

     As used in this Agreement, "TAX" means any of the Taxes and "TAXES" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another entity or a member of an affiliated or combined group.

     (g) TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS.

     (i) Except as set forth in Section 3.1(g) of the Disclosure Schedule, the Sellers have good and valid title to all of the Acquired Assets free and clear of all Encumbrances of any kind or nature. Except as set forth in Section 3.1(g) of the Disclosure Schedule and except for the Excluded Assets, the Acquired Assets constitute all assets used in the operation of the Business, and include all material assets, properties and interests in properties (real, personal and mixed, tangible and intangible) and all material rights, leases, licenses and other Contracts necessary to enable the Buyer to carry on the Business in the Ordinary Course of Business. Except as set forth in Section 3.1(g) of the Disclosure Schedule, and except for the Excluded Assets, the Acquired Assets constitute all of the material properties and assets used or held by the Sellers or any Seller Affiliate for use in connection with operation of the Business in the Ordinary Course of Business (except cash disposed of, accounts receivable collected, prepaid expense realized, Contracts fully performed, and properties or assets replaced by equivalent or superior properties or assets, in each case in the Ordinary Course of Business). The Acquired Assets are in all material respects adequate for the purposes for which they are currently used or held for use and the Acquired Assets that constitute tangible assets are in good operating condition and repair (ordinary wear and tear excepted). To the best of the knowledge of the Sellers and the Seller Parent, there are no facts or conditions affecting the Acquired Assets or the Business that could, individually or in the aggregate, interfere in any material respect with the use or ownership of the Acquired Assets or the operation of the Business in the Ordinary Course of Business, except as a result of Buyer's failure to employ the employees of either of the Sellers or reach arrangements with the independent contractors servicing the Board Networks to enable them to carry on the Business in the Ordinary Course of Business. Except as set forth in Section 3.1(g) of the Disclosure Schedule, the Sellers and the Seller Parent have conducted the Business only through the Sellers and not through any other division, subsidiary or Affiliate of the Sellers or the Seller Parent, and no Person other than Sellers or the Seller Affiliates own or control any of the Acquired Assets. As used herein, the term "ENCUMBRANCES" shall mean and include security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

     (ii) Section 3.1.(g)(ii) of the Disclosure Schedule sets forth a description of Acquired Assets held in inventory, including numbers of units and storage location. The inventory included in Acquired Assets includes 1672 Gym Boards, 942 Campus Voice Boards and 942 AdRax.

     (h) REAL PROPERTY. The Sellers do not own any real property.

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     (i) INTELLECTUAL PROPERTY.

          (i) The Sellers or Seller Parent own or have valid license to use all of the IP Assets. Except as set forth in Section 3.1(i)(i) of the Disclosure Schedule, immediately after the Closing, the Buyer will have a right or license to use all IP Assets and will own all IP Assets free of all Encumbrances. Section 3.1(i)(i) of the Disclosure Schedule sets forth a complete and correct list of all written or oral licenses and arrangements,
     (i) pursuant to which the use by any Person of any IP Assets or any part thereof is permitted by either of the Sellers or any Seller Affiliate and
     (ii) pursuant to which the use by either of the Sellers or any Seller Affiliate of any IP Assets or any part thereof is permitted by any Person (collectively, the "INTELLECTUAL PROPERTY LICENSES") and except as set forth in Section 3.1(i)(i) of the Disclosure Schedule, the Sellers are the only licensors or licensees, as the case may be, under the Intellectual Property Licenses. The Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Encumbrances. To the best of the knowledge of the Sellers and the Seller Parent, neither the Sellers nor the Seller Parent is in default under any Intellectual Property License and no such default is currently threatened. To the best of the knowledge of the Sellers and the Seller Parent, the conduct of the Business as presently conducted does not infringe the rights of any third party in respect of any IP Assets. Except as set forth in
     Section 3.1(i)(i) of the Disclosure Schedule, none of the IP Assets used in the Business or any part thereof is being furnished by any Seller Affiliate or any other third party. There is no claim or demand of any Person pertaining to, or any proceeding that is pending or to the best of the knowledge of the Sellers and the Seller Parent, threatened that challenges the rights of the Sellers or the Seller Parent in respect of the IP Assets or Trademarks, or claims that any default exists under any Intellectual Property License. None of the IP Assets or the Intellectual Property Licenses is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal arbitrator, or other governmental authority. As set forth in the "Registered Marks" section of
     Section 1.1(m) of the Disclosure Schedule, the IP Assets have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and the United States Copyright Office or other filing offices, domestic or foreign, and such filings or registrations remain in full force and effect.

          (ii) Except as set forth in Section 3.1(i)(ii) of the Disclosure Schedule, to the best of the knowledge of the Sellers and the Seller Parent, all trademarks, service marks, trade names, service names, URLs and Internet domain names and applications therefor (and all interest therein), designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, "TRADEMARKS") of the Sellers that constitute IP Assets have been in continuous use by the Sellers. To the best of the knowledge of the Sellers and the Seller Parent, there has been no prior use of such Trademarks by any third party that would confer upon said third party superior rights in such Trademarks.

     (j) LICENSED SOFTWARE. Section 3.1(j) of the Disclosure Schedule sets forth a true and complete list of all software programs and applications licensed by the Sellers or any Seller Affiliate (the "LICENSED SOFTWARE") that constitutes an Acquired Asset or that is used or held for use by the Sellers or any Seller Affiliate in the Business or any part thereof, except for shrink-wrap licenses for off the shelf software. The Licensed Software may be used by the Sellers pursuant to the applicable license agreement with respect thereto. To the knowledge of the Sellers and the Seller Parent, there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Sellers or any Seller Affiliate or the licensor under any such license agreement.

     (k) CONTRACTS. Section 3.1(k)(i) of the Disclosure Schedule sets forth a true and complete list of all the following written or oral contracts, agreements, arrangements, understandings, licenses, leases, commitments and other instruments (and, with respect to any oral Contract, provides a description of the terms of such Contract), and all material amendments, modifications and supplements thereto (each a "CONTRACT" and, collectively, "CONTRACTS"), to which either of the Sellers or any Seller Affiliate is a party or by which their respective properties are bound and which directly relate to the Business, the Acquired Assets or the Assumed Liabilities:

          (i) all Contracts for the development, modification or enhancement of computer software or multimedia products;

          (ii) all distributorship, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar Contracts or relationship and all other Contracts relating to the payment of a commission or other fee calculated as, or by reference to, a percentage of the profits or revenues;

          (iii) all joint venture, partnership or other Contracts or arrangement for the sharing of profits;

          (iv) all collective bargaining Contracts or other Contracts with or commitment to any labor union;

          (v) all Contracts for the future purchase, sale or license of products, material, supplies, equipment or services requiring payments in an amount in excess of $25,000 per annum, which agreement, arrangement or understanding is not terminable on 30 days' notice without cost or other liability on or any time after the Closing Date, or pursuant to which manufacturing rights are granted or received, or which contain most favored nations pricing provisions or exclusive marketing or other exclusive or perpetual rights relating to any product, group of products, services, technology, assets or territory;

          (vi) all licenses (whether as licensor or licensee), or sublicenses, royalty, permits, franchise agreements or other Contracts, including, without limitation, any Contracts pursuant to which any intellectual property, including any Trademarks, is licensed to any third party (other than ordinary course licenses to end-users and "shrink-wrap" licenses for off-the-shelf software);

          (vii) all Contracts relating to the content or delivery of computer software or multimedia products and services (including the transmission or other performance (electronically or otherwise));

          (viii) all Contracts relating to the employment of any person as of the Closing

     Date who provides services in connection with the Business or any portion thereof which (except as otherwise generally provided by applicable Law) is not immediately terminable without cost or other liability at or at any time after the Effective Time;

          (ix) all profit-sharing, bonus, stock option, stock appreciation right, pension, retirement, disability, stock purchase, hospitalization, insurance or similar plans or agreements, formal or informal, providing benefits to any person as of the Closing Date who is employed by the Seller or any Seller Affiliate;

          (x) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

          (xi) all Contracts granting or permitting any Encumbrance on any of the properties, assets or rights of the Sellers relating to the Acquired Assets;

          (xii) all leases for real property (whether as lessor or lessee) and all other leases and agreements under which the Sellers are lessee of or hold or operate any items of tangible personal property owned by any third party;

          (xiii) all Contracts or commitments for charitable contributions;

          (xiv) all other Contracts or commitment not already listed for capital expenditures individually or in the aggregate in excess of $25,000 or which cannot be terminated by their terms on less than 60 (sixty) days notice without liability;

          (xv) all Contracts with a "disqualified individual" (as defined in Section 280G(c) of the Code), which could result in an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) being made under
     Section 280G of the Code as a result of the transactions contemplated hereby;

          (xvi) all Contracts which restrict either of the Sellers from engaging in any aspect of their business or competing in any line of business in any geographic area; or

          (xvii) all other Contracts or commitments not already listed that are material to the conduct of the Business.

     Solely for purposes of this Section 3.1(k) and 3.1(l) below, the term "MATERIAL" shall mean and refer to those Contracts that involve payments or expenditures by or to either of the Sellers, or otherwise have an aggregate value, of at least $25,000. Except as disclosed in Section 3.1(k) of the Disclosure Schedule, the Sellers or the Seller Parent have furnished to the Buyer or the Buyer Parent true and complete copies of all such Contracts listed in Section 3.1(k)(i) of Disclosure Schedule and (x) each such Contract (A) is the legal, valid and binding obligation of either of the Sellers or the Seller Parent, and, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, (B) is in full force and effect and (y) neither of the Sellers (or any Seller Affiliate, if applicable) nor to the best of the knowledge of the Sellers, except as set forth in Section 3.1(k)(i) of Disclosure Schedule, the other party or parties thereto is or are in material default thereunder. Section 3.1(k)(ii) of the Disclosure Schedule sets forth information regarding revenue recognized by the Sellers, billings made by the Sellers and Collections received by the Sellers related to the Assigned Contracts as of August 1, 2002 ("Historical Financial Information"). The Historical Information is true, accurate and complete in all material respects as of the Closing Date.

     (l) NO DEFAULTS. Except as set forth in Section 3.1(l) of the Disclosure Schedule, neither of the Sellers nor the Seller Parent is in default or alleged to be in default under (i) its Certificate of Incorporation or by laws or (ii) any material agreement, lease, license, Contract, commitment, instrument or obligation relating to the Business to which it is a party or by which any of the Acquired Assets are or may be bound or affected, and to the best of the knowledge of the Sellers and the Seller Parent, there exists no event, condition or occurrence which, with or without due notice or lapse of time, or both, would constitute such a default or alleged default by it of any of the foregoing.

     (m) LITIGATION, ETC. Except as set forth in Section 3.1(m) of Disclosure Schedule, there are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings (collectively, "ACTIONS") pending, or to the best of the knowledge of the Sellers and the Seller Parent, threatened against either of the Sellers or any Seller Affiliate affecting or arising out of the Business or use of the Acquired Assets, nor, to the best of the knowledge of the Sellers and the Seller Parent, is there any basis therefor, whether at law or in equity, or before or by any federal, state, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality ("GOVERNMENTAL AUTHORITY"), (ii) judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against the Sellers or any Seller Affiliate affecting, relating in any manner to, or arising out of the Business or use of the Acquired Assets, or (iii) disputes with customers or vendors affecting, relating in any manner to, or arising out of the Business or use of the Acquired Assets. There are no Actions pending or to the best of the knowledge of the Sellers and the Seller Parent, any threatened Actions, nor is there any basis therefor, with respect to (A) any of the Acquired Assets or Assumed Liabilities, or (B) the employment by, or association with, the Sellers or any Seller Affiliate, or future employment by, or association with, the Buyer or any Affiliate of the Buyer, of any of the Transferred Employees. The Sellers have delivered to the Buyer all material documents and correspondence relating to such matters referred to in Section 3.1(m) of Disclosure Schedule (including, in the case of clause (iii) of the first sentence of this Section 3.1(m), any correspondence evidencing material customer dissatisfaction with either of the Sellers or their respective products or services).

     (n) ACCOUNTS RECEIVABLE. All of the accounts receivable being transferred and assigned to the Buyer as part of the Acquired Assets, to the extent included in current assets for the purpose of the Working Capital Adjustment under
Section 2.2, constitute valid and enforceable claims that arose from bona fide transactions in the Ordinary Course of Business, and are not subject to any claims, refusals to pay or rights of set-off that will reduce them below the amount included in current assets, and there is no basis for any such claim, refusal or right of set-off. Except as set forth in Section 3.1(n) of the Disclosure Schedule, there is (i) no account debtor that has refused (or, to the best of the knowledge of the Sellers and the Seller Parent, threatened to refuse) to pay any obligation to either of the Sellers arising from or relating to the Business, (ii) to the best of the knowledge of the Sellers and the Seller Parent, no account debtor or note debtor of the Business is insolvent or bankrupt, and (iii) no account receivable intended to be transferred as part of the Acquired Assets and that is included in current assets for the purpose of the Working Capital Adjustment under
Section 2.2 is pledged to any third party by either of the Sellers or any Seller Affiliate.

     (o) ACCOUNTS PAYABLE. Except as set forth in Section 3.1(o) of the Disclosure Schedule, all accounts payable by either of the Sellers or any Seller Affiliate that are to be assumed by the Buyer as part of the Assumed Liabilities have arisen from bona fide transactions in the Ordinary Course of Business, and, except as set forth in Section 3.1(o) of the Disclosure Schedule, there is no such account payable delinquent in its payment, except those contested in good faith and disclosed in Section 3.1(o) of Disclosure Schedule.

     (p) COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Each of the Sellers and the Seller Parent has complied and is in compliance with all Laws applicable to the operation of the Business and the use of the Acquired Assets except where the failure to comply would not have a Material Adverse Effect. To the knowledge of Sellers and Seller Parent, Section 3.1(p) of the Disclosure Schedule contains a true and complete list of all governmental licenses, authorizations, consents, approvals or permits necessary for the conduct of the Business or the use of the Acquired Assets. Neither of the Sellers is in default or alleged to be in default under any thereof; and the Sellers have furnished to the Buyer true and complete copies thereof. None of such licenses, consents, approvals, authorizations or permits shall be terminated or revoked as a result of the transactions contemplated hereby or by any of the Related Agreements.

     (q) ENVIRONMENTAL MATTERS.

          (i) To the best of the knowledge of the Sellers and the Seller Parent, the Business has been operated in compliance with and is in compliance with all foreign and domestic laws, governmental statutes (civil and criminal), common laws, ordinances, codes, regulations, rules, notices, permits, judgments, requirements, standards, guidelines, judicial and administrative orders and decrees applicable to it and its properties, assets, operations and businesses relating to pollution, worker and public health and safety, and/or environmental protection (collectively "ENVIRONMENTAL LAWS");

          (ii) to the best of the knowledge of the Sellers and the Seller Parent, each of the Sellers and the Seller Affiliates, has obtained and adhered to all necessary material permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Wastes, Hazardous Wastes and Hazardous Substances; except to the extent that a failure to do so, either singly or in the aggregate, does not and would not have a Material Adverse Effect;

          (iii) to the best of the knowledge of the Sellers and the Seller Parent, there have been no emissions, spills, discharges, releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned, leased or operated by either of the Sellers or any Seller Affiliates or except as permitted by Environmental Laws or where such emissions, spills, discharges, and releases do not and would not have a Material Adverse Effect;

          (iv) none of the Sellers or Seller Parent knows of any on-site or off-site location to which it or any Seller Affiliate has transported or disposed of Wastes, Hazardous Wastes and/or Hazardous Substances or arranged for the transportation or disposition of Hazardous Wastes and Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against either of the Sellers, any Seller Affiliate or the Buyer for any clean-up cost, remedial work, damage to natural resources or personal injury, including without limitation any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); and

          (v) to the knowledge of the Sellers and Seller Parent, none of the Sellers or Seller Affiliates has, nor will it have, any liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment, except to the extent that such liability does not and would not have a Material Adverse Effect.

          For purposes hereof, the term Environmental Laws includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss. 1857 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. ss. 651 et seq., and the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq.

     (r) LABOR RELATIONS; EMPLOYEES.

          (i) Section 3.1(r)(i) of the Disclosure Schedule identifies all employees employed on the Closing Date by either of the Sellers or any Seller Affiliate who perform or have performed services in connection with the Business or any part thereof, excluding (x) any employees performing legal, accounting or secretarial services; and (y) the Chairman, President, Acting Chief Financial Officer and General Counsel of the Seller Parent (the "EMPLOYEES"), and sets forth for each such individual: (i) rate of pay or annual compensation (including actual or potential bonus payments or commission arrangements), (ii) job title, (iii) state of employment, (iv) date of hire, (v) annual vacation and sick time allowance and (vi) accrued vacation and sick time as of August 1, 2002. Except for the Sellers' severance pay policy that is generally applicable to all employees, there are no employment, consulting, severance pay, continuation pay, termination or indemnification Contracts (hereinafter "EMPLOYMENT CONTRACTS") between either of the Sellers or any Seller Affiliate and any of the Employees that is being transferred as part of the Acquired Assets. The Assigned Contracts do not include any Employment Contracts. The Buyer will not as a direct or indirect result of the transactions contemplated hereby, be required to pay or accrue additional benefits, service or accelerated rights to payments under any Employee Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code.

          (ii) Schedule 3.1(r)(ii) contains a list of independent contractors and project employees of the Sellers or any Seller Affiliate as of the Closing who perform or have performed services in connection with the Business or any part thereof ("INDEPENDENT CONTRACTORS"). Sellers and Seller Parent believe that the Independent Contractors are, and could only be reasonably considered to be, in fact "independent contractors" and not "employees" or "common law employees" of the Sellers or any Seller Affiliate for tax purposes.

          (iii) None of the Sellers or Seller Parent is, or to the best of the knowledge of the Sellers and the Seller Parent, are any of the Employees in violation or default of any term of any employment, non-disclosure, non-competition, inventions assignment or any other Contract to which such Person is a party.

          (iv) Except as set forth in Section 3.1(r)(iv) of the Disclosure Schedule, (A) there are no delinquent payments owed for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by any Employee to date, or amounts required to be reimbursed to such employees, except that Employees may be owed reimbursement for expenses incurred in the ordinary course of business prior to Closing, which amounts the Sellers and the Seller Parent agree they will pay to such employees in accordance with their standard policies governing reimbursement of expenses, (B) upon termination of the employment of any such Employees, the Buyer will not be liable to any of such employees for so-called "severance pay" or any other payments that (x) accrued on or prior to the Closing Date or as a result of the consummation of the transactions contemplated hereby or (y) would otherwise accrue to Sellers or Seller Parent by operation of Law, (C) there is no unfair labor practice complaint against either of the Sellers or any Seller Affiliate pending before the National Labor Relations Board or any other Governmental Authority, and none of the employment policies or practices of either of the Sellers is currently being audited or investigated by any Federal, state or local Government Authority, in either case, relating in any manner to, or arising from the Business or involving any Employee (D) there is no labor strike, dispute, claim, charge, lawsuit, proceeding, labor slowdown or stoppage pending, or to the best of the knowledge of the Sellers and the Seller Parent, threatened against or involving either of the Sellers or any Seller Affiliate which relates in any manner to the Business or the manner in which it has been conducted or operated or involves any Employees, (E) no labor union has taken any action with respect to organizing the Employees, (F) neither of the Sellers nor the Seller Parent has any knowledge that (x) any of the Employees intends to terminate his or her employment or engagement with either of the Sellers or any Seller Affiliate or, (y) if any of such Employees is offered and accepts employment with or engagement by the Buyer, that such Employee(s) will or will not remain employees of the Buyer for at least 180 days after the Closing.

     (s) EMPLOYEE BENEFIT PLANS AND CONTRACTS.

          (i) There are no Employee Plans of either of the Sellers or any Seller Affiliate as to which the Buyer will become liable as a result of the transactions contemplated by this Agreement or any of the Related Agreements. None of the Acquired Assets is subject to any Encumbrance in favor of the, or enforceable by, the Pension Benefit Guaranty Corporation.

          (ii) The consummation of the transactions contemplated by this Agreement and the Related Agreements will not (A) cause any severance or separation pay to become due to any Employee, or (B) accelerate the time of payment or vesting, or increase the amount, of compensation due to any Employee, in each case that the Buyer would be legally required to pay or honor.

          (iii) As used herein the term Employee Plan means "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all bonus, phantom stock, stock appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar compensation, fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former Employee of either of the Sellers or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with either of the Sellers within the meaning of
     Section 414 of the Code and the regulations promulgated thereunder (an "ERISA AFFILIATE") and all other written or formal plans or agreements involving direct or indirect compensation (including any employment agreements entered into between either of the Sellers and any Employee, but excluding workers' compensation, unemployment compensation, other government-mandated programs and the salary and wage arrangements of the Sellers) currently or previously maintained, contributed to or entered into by either of the Sellers, or any ERISA Affiliate thereof for the benefit of any Employee or former Employee under which either of the Sellers or any ERISA Affiliate thereof has any present or future obligation or liability (the "EMPLOYEE PLANS"), whether or not such plan or arrangement has been terminated.

          (iv) All pension plans, as that term is defined in Section 3(2) of ERISA, ("PENSION PLANS") in which Employees participate that are intended to be qualified under Section 401(a) of the Code and their related trusts are qualified as to form and operation under Section 401(a) and Section 501(a) of the Code, respectively.

     (t) INSURANCE. The Acquired Assets do not include any policies of liability, theft, fidelity, fire, product liability, errors and omissions, workmen's compensation, indemnification of directors and officers or other similar forms of insurance held by the Sellers or the Seller Parent in connection with, or that directly relate, to the Business or any part thereof, the Acquired Assets or the Assumed Liabilities. To the knowledge of the Sellers and the Seller Parent, neither of the Sellers nor the Seller Parent has, since their inception, been denied or had revoked or rescinded any policy of insurance in connection with their operation of the Business or the Acquired Assets.

     (u) POWER OF ATTORNEY. Section 3.1(u) of the Disclosure Schedule sets forth a true and complete list of the names of all Persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Sellers or the Seller Parent relating in any manner to the Business, the Acquired Assets or the Acquired Liabilities and a summary of the terms thereof.

     (v) BROKERS. Neither of the Sellers or any Seller Affiliate has, nor have any of their officers, directors, securityholders or employees, engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby except Allen & Company incorporated, the fees of which, if any, shall be paid by the Sellers and the Seller Parent and with respect to which neither the Buyer nor the Buyer Parent shall have any liability therefor.

     (w) RELATED TRANSACTIONS. Except as set forth in Section 3.1(w) of the Disclosure Schedule, no current or former director, officer or securityholder of either of the Sellers or the Seller Parent that is an Affiliate of either of the Sellers or the Seller Parent or any associate (as defined in the rules promulgated under the Exchange Act) thereof, is now, or has been since January 1, 2001, a party to any Assigned Contract or Assumed Liability (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from, or otherwise requiring payments to, any such director, officer or affiliated stockholder of the either of the Sellers or the Seller Parent or associate thereof), or the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present or potential competitor, supplier or customer of either of the Sellers or the Seller Parent (other than non-affiliated holdings in publicly-held companies).

     (x) TERRITORIAL RESTRICTIONS. Except as set forth in Section 3.1(x) of the Disclosure Schedule, neither of the Sellers nor any Seller Affiliate is restricted by any Contract with any other Person from carrying on the Business anywhere in the world. The Buyer, solely as a result of the consummation of the transactions contemplated hereby, will not thereby become restricted in carrying on any business anywhere in the world.

     (y) CUSTOMERS. Section 3.1(y) of the Disclosure Schedule sets forth a true and complete list of the twenty (20) largest revenue producing customers of the Sellers relating to the Business during the period from July 1, 2001 to the date hereof.

     (z) BOOKS AND RECORDS. Except as set forth in Section 3.1(z) of the Disclosure Schedule, the minute books of the Sellers provided to the Buyer for review contain a complete summary of all meetings of and actions by their directors and stockholders since July 1, 2001 to the date hereof and reflect all actions referred to in such minutes accurately in all material respects.

     (aa) APPROVAL. The Boards of Directors of each of the Sellers and the Seller Parent (i) have approved this Agreement and each of the Related Agreements to which the Sellers or the Seller Parent is a party, as the case may be, and the consummation of transactions contemplated hereby and thereby and
(ii) have determined that the consummation of transactions contemplated by this Agreement and the Related Agreements are in the best interests of the Seller Parent and the stockholders of the Seller Parent, as the case may be, and are on terms that are fair to such stockholders. The approval of the sole stockholders of the Sellers is the only approval of stockholders of any class or series of capital stock or other securities of the Sellers or the Seller Affiliates necessary to authorize the execution, delivery and performance by the Sellers and the Seller Parent of this Agreement and each of the Related Agreements and the consummation of transactions contemplated hereby and thereby.

     (bb) SOLE SHAREHOLDER. Seller Parent or a Seller Affiliate owns 100% of the outstanding capital stock of each of the Sellers.

     3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE BUYER PARENT. The Buyer and the Buyer Parent jointly and severally represent and warrant to the Sellers and the Seller Parent as follows:

     (a) ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. The Buyer (i) is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware, and (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

     (b) AUTHORITY. The execution, delivery and performance by the Buyer and the Buyer Parent of this Agreement and each of the Related Agreements to which it is party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer and the Buyer Parent. This Agreement and each of the Related Agreements to which the Buyer or the Buyer Parent is a party are the valid and binding obligations of the Buyer and the Buyer Parent, respectively, enforceable against the Buyer and the Buyer Parent in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution, delivery and performance by the Buyer or the Buyer Parent of this Agreement and each of the Related Agreements to which the Buyer or the Buyer Parent is a party, nor the consummation by the Buyer and the Buyer Parent of the transactions contemplated hereby or thereby, will in any material respect
(A) conflict with, (B) result in any violation of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under, (E) result in the creation of any Encumbrance on or against any assets, rights or property of the Buyer or the Buyer Parent, under any term, condition or provision of (x) any Law applicable to the Buyer or the Buyer Parent or any of its respective properties, assets or rights or (y) the Buyer's or the Buyer Parent's Certificate of Incorporation or by-laws, as amended through the date hereof, in each case, which conflict, breach, default or violation or other event would prevent the consummation of the transactions contemplated by this Agreement and each of the Related Agreements or the performance in all material respects of the obligations of the Buyer or the Buyer Parent. Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Buyer and the Buyer Parent of this Agreement and each of the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, other than such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would not impair in any material respect the ability of the Buyer or the Buyer Parent to consummate the transactions contemplated by this Agreement or to perform its respective obligations under this Agreement.

     (c) BROKERS. Neither the Buyer, the Buyer Parent nor any of their Affiliates, is obligated, or will become obligated, to make any payment to any broker, finder or other Person in respect to the transactions contemplated hereby or by the Related Agreements.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

     4.1 LITIGATION COOPERATION. If a party hereto shall become engaged or participate in any investigation, claim, litigation, arbitration, mediation, or other proceeding with any third party relating in any way to the Business, the Acquired Assets or the Assumed Liabilities, the other parties shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, making available to such parties, without cost, all relevant records and using its commercially reasonable efforts to make available to the other the then employees of the parties or their Affiliates who may be helpful with respect to such claim or litigation.

     4.2 PUBLIC ANNOUNCEMENTS. The parties hereto agree that, to the maximum extent feasible, but subject to the public disclosure and other legal obligations of the Buyer, the Buyer Parent, the Sellers and the Seller Parent and regulatory obligations to which each may be subject, they shall advise and confer prior to the issuance (and provide copies to the other party prior to issuance) of any public announcement or reports or statements with respect to the transactions contemplated hereby.

     4.3 TRANSFER TAXES. The Sellers and the Seller Parent, on the one hand and the Buyer and the Buyer Parent, on the other hand, shall be jointly and severally responsible for the timely payment of, and shall indemnify and hold harmless the others against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("TRANSFER TAXES") to which the Sellers and the Seller Parent on the one hand and the Buyer and the Buyer Parent on the other hand may be subject by operation of Law, arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Related Agreements. The Sellers and the Seller Parent, on the one hand, and the Buyer and the Buyer Parent, on the other hand, shall prepare and timely file all Tax Returns required to be filed by it or them in respect of such Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes). As soon as practicable after the Closing Date, the Sellers and the Seller Parent agree to obtain tax clearance certificates from the applicable state tax authorities in each of the jurisdictions in which any of them maintained an office within one (1) year of the Closing Date and upon receipt thereof to provide copies of the same to the Buyer.

     4.4 EMPLOYMENT MATTERS.

     (a) The Sellers and the Seller Parent each will not interfere with the Buyer's efforts to hire those employees, consultants, and officers of the Sellers and the Seller Parent including without limitation Dennis Roche (the "EMPLOYEES") the Buyer seeks to hire after the Closing Date. The Sellers and the Seller Parent will not terminate any Employees unless and until Buyer has had an opportunity to meet with and interview such Employees, provided that such meeting occurs no later than midnight August 6, 2002. The Sellers and the Seller Parent shall cooperate with Buyer to arrange such meetings. The Buyer may, but is not required to, make offers of employment or consultancy to all or any of such individuals. The terms and conditions (e.g., compensation matters, full-time, part-time, temporary, permanent) of such offers shall be determined by the Buyer in its sole discretion. Buyer agrees to notify Seller Parent of those Employees to whom it makes offers of employment by August 7, 2002. Those Employees who agree to accept a position with the Buyer or its Affiliates shall be referred to herein as the "TRANSFERRED EMPLOYEES". Each of the Sellers and the Seller Parent hereby consents to such hiring or engagement of the Transferred Employees and effective as of the Closing waives in perpetuity, with respect to the employment or engagement by the Buyer or any of its Affiliates of the Transferred Employees, any claims or rights either of the Sellers or the Seller Parent may have against the Buyer or any of its Affiliates or against any such Transferred Employees under any non-competition, confidentiality, employment, assignment of inventions or similar Contract.

     (b) Neither the Buyer nor any of its Affiliates shall have any Liability which arises from either of Sellers or Seller Parent's employment of any current or former employee, officer, director or consultant of the Sellers or any Seller Affiliate or Employee Plan or any claim thereof or related thereto. From and after the Closing, the Sellers and the Seller Parent shall remain jointly and severally responsible for any and all Liabilities in respect of the current and former Employees, including the Transferred Employees and their beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or the actual or constructive termination of employment or consultancy of any such employee or consultant by either of the Sellers or any Seller Affiliate (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, or the operation and administration of, any Employee Plan or other employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of either of the Sellers or any Seller Affiliate or (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation). Each of the Sellers and the Seller Parent shall remain jointly and severally responsible for the payment of any and all retention, change in control, severance or other similar compensation or benefits which are or may become payable to any of their Employees in connection with the consummation of the transactions contemplated by this Agreement.

     (c) At the request of the Buyer and to the extent commercially reasonable and not requiring any costs or expenses to be paid by Sellers or Seller Parent, the Sellers and the Seller Parent will cooperate with the Buyer to (i) treat the Buyer as a "successor employer" and the Sellers or the Seller Parent as a "predecessor," within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees who are employed by the Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA") and (ii) avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs, but the Buyer shall not be treated as a successor employer for any other purpose. Further, at the request of the Buyer with respect to any particular applicable tax Law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, the Sellers and the Seller Parent will (i) treat the Buyer as a successor employer and the Sellers or Seller Parent as a predecessor employer, within the meaning of the relevant provisions of such tax Law, with respect to Transferred Employees who are employed by the Buyer and (ii) cooperate with the Buyer to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such tax Law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

     (d) For a period of two (2) years from the Closing Date, each of the Sellers and the Seller Parent, will not, and will not permit any of their respective Affiliates to, solicit, offer to employ or retain the services of or otherwise interfere with the relationship of the Buyer or any of its Affiliates with any individual employed by the Buyer or its Affiliates.

     4.5 TRANSITION.

     (a) (i) The Sellers and the Seller Parent each agrees that it will not take any action that is designed or intended to have the effect of discouraging any customer, supplier, licensor, lessor or other business associate from maintaining the same business relationships with respect to the Business or the Acquired Assets after the Closing as it maintained with respect to the Business or the Acquired Assets prior to the Closing. The Sellers and the Seller Parent shall promptly refer all customer inquiries relating to the Business or the Acquired Assets to the Buyer from and after the Closing.

     (ii) For thirty days following Closing, the Sellers and the Seller Parent shall cooperate with the Buyer as Buyer may reasonably request to effectuate the delivery of the Acquired Assets (except those Acquired Assets set forth in Schedules 1.1(c), 1.1(d) or 1.1(e)) to such location or locations as the Buyer may request, at Buyer's sole cost and expense. The Buyer, at its election, may notify the Seller Parent that the Buyer would like to assume some or all of the Sellers' or the Seller Parent's existing storage or warehouse facilities and/or arrangements housing any of the Acquired Assets ("FACILITIES"). In such event, the Sellers or Seller Parent shall use commercially reasonable efforts to assist the Buyer in assuming the leases or other contractual arrangements governing such Facilities, but in no event shall Sellers or Seller Parent be required to maintain any such Facilities for more than thirty days following Closing.

     (iii) The Sellers and the Seller Parent shall use commercially reasonable efforts to maintain the functionality of the phone systems, computer networks, servers and systems hardware included in the Acquired Assets or housing any Acquired Assets, including any data relating to the Business or included in the Acquired Assets as of the Closing Date for a period of at least (30) thirty days after the Closing Date. The Buyer shall use its commercially reasonable efforts to transition such systems, networks, servers and other hardware and to migrate such data over to systems or locations controlled by the Buyer as promptly as practicable after the Closing Date. If the location housing such server, system, data or other hardware ceases to be leased or occupied by the Seller or any Seller Affiliate, the Seller Parent shall notify the Buyer and the Buyer shall promptly make arrangements to transfer such equipment to a location or provide a host for any such servers, systems or data.

     (iv) As soon as practicable following the Closing Date, but in any event within (10) Business Days, the Sellers and the Seller Parent shall deliver to the Buyer all software licenses and software source and object code and related documentation to the Buyer.

     (b) For a period of thirty (30) days following the Closing Date, the Buyer and the Buyer Parent agree to permit Transferred Employees to devote an amount of their working time that is reasonably acceptable to the Buyer and the Buyer Parent (and which otherwise does not unreasonably interfere with the completion by such individuals of his or her duties as assigned by the Buyer or the Buyer Parent from time to time after Closing) to assist the Sellers and the Seller Parent in winding up any of the affairs of Sellers that do not constitute Acquired Assets or Assumed Liabilities.

     (c) Promptly following the Closing Date, each of the Sellers shall change its name to a name other than "American Passage Media" and "Network Event Theater".

     4.6 VALUE OF ACQUIRED ASSETS. The parties acknowledge and agree that the transactions contemplated hereby are the result of arm's length negotiations and that the fair market value of the Acquired Assets as of the Closing is equal to the Purchase Price.

                                   ARTICLE V
                                 INDEMNIFICATION

     5.1 SURVIVAL.

     (a) All representations and warranties of the parties contained in this Agreement shall survive the Closing Date, but no party shall be liable to the other for misrepresentation or breach of warranty except to the extent that notice of a claim is asserted in writing and delivered to it prior to 5:00 New York City time on August 6, 2003; provided, however, that the representations and warranties contained in the first sentence of Section 3.1(g) and in Section 3.1(v) shall survive for the full period of the applicable statute of limitations related to such representations and warranties. Any notice of a claim for misrepresentation or breach of warranty shall state in reasonable detail the representation or warranty with respect to which the claim is made, the alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim to the extent known.

     (b) The Buyer shall be deemed to have waived any claim for misrepresentation or breach of warranty under Section 3.1 if, prior to the Closing, it had actual knowledge of that misrepresentation or breach of warranty; provided, however, that the Buyer shall only be deemed to have actual knowledge of those misrepresentations and breaches of warranty if, prior to the Closing, the relevant facts are known to Neil Vogel, Gina DiGioia or Jim Danatos as of the Closing.

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

     (c) The Sellers and the Seller Parent shall be deemed to have waived any claim for misrepresentation or breach of warranty under Section 3.2 if, prior to the Closing, it had actual knowledge of that misrepresentation or breach of warranty.

     5.2 INDEMNIFICATION.

     (a) Subject to the provisions of Sections 5.3, 5.4, 5.5 and 5.6, the Sellers and the Seller Parent shall jointly and severally indemnify and hold harmless the Buyer, the Buyer Parent and their respective Affiliates, successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing, from and against all Losses (as defined below) that any of them may suffer, sustain or become subject to, arising from or as a result of
(i) any misrepresentation by the Sellers or the Seller Parent in this Agreement or any breach by the either of the Sellers or the Seller Parent of any warranty, covenant or other agreement contained in this Agreement (unless waived by Buyer); (ii) the failure of either of the Sellers or the Seller Parent to pay, perform and discharge when due any Liabilities of the Sellers or the Seller Parent other than the Assumed Liabilities and (iii) the failure of the Sellers to terminate the UCC filings listed in Section 3.1(g) of the Disclosure Schedule regardless of whether or not Sellers and Seller Parent have exerted commercially reasonable efforts to obtain such terminations.

     (b) Subject to the provisions of Sections 5.3, 5.4, 5.5 and 5.6, the Buyer and the Buyer Parent shall jointly and severally indemnify and hold harmless the Sellers, the Seller Parent and their respective Affiliates, successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing, from and against all Losses (as defined below) that any of them may suffer, sustain or become subject to, arising from or as a result of (i) any misrepresentation by the Buyer or the Buyer Parent in this Agreement or any breach by the Buyer or the Buyer Parent of any warranty, covenant or other agreement contained in this Agreement (unless waived by the Sellers or the Seller Parent) and (ii) the failure of either the Buyer or the Buyer Parent to pay, perform and discharge when due any Assumed Liabilities.

     (c) For purposes hereof, "Losses" means any and all losses, demands, actions or causes of action, suits, proceedings, investigations, arbitrations, claims, damages, liabilities (contingent or otherwise), payments, obligations, expenses (including reasonable attorneys' and accountants' fees), assessments or Taxes (including interest or penalties thereon) sustained, suffered or incurred by any party arising from or in connection with any such matter that is the subject of indemnification under this Article.

     5.3 NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. Losses resulting from the assertion of liability by third parties (each, a "THIRD PARTY CLAIM") shall be subject to the following terms and conditions:

     (a) The indemnified parties shall promptly give written notice to the indemnifying parties of any Third Party Claim that might give rise to any Loss by the indemnified parties, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid will not relieve the indemnifying parties from any liability which they may have to the indemnified parties under this Agreement or otherwise (unless and only to the extent that such failure directly results in the loss or compromise of any rights or defenses of the indemnifying parties and they were not otherwise aware of such action or claim).

     (b) The indemnifying parties shall defend any Third Party Claims with counsel of their own choosing, and shall act reasonably and in accordance with their good faith business judgment in handling such Third Party Claims. The indemnifying parties, on the one hand, and the indemnified parties, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

     5.4 LIMITATIONS ON LIABILITY. Notwithstanding anything to the contrary in this Agreement, (a) neither the Sellers nor Seller Parent, on the one hand, nor the Buyer or Buyer Parent, on the other hand, shall be liable to the other for misrepresentation or breach of warranty except to the extent that the aggregate Losses incurred by the other as a result of all such misrepresentations and breaches of warranty exceeds the sum of $100,000 and (b) in calculating the amount of the Losses to the Buyer and Buyer Parent for misrepresentation or breach of warranty by the Sellers or the Seller Parent (i) the Sellers and the Seller Parent shall receive credit for any reduction in the indemnified party's tax liability and any recovery by an indemnifying party from any third party (including insurance proceeds) as a result of the facts or circumstance giving rise to the Losses; provided, however, that no indemnified party shall be obligated to seek any payment pursuant to the terms of any insurance policy in respect of any Loss and (ii) no amount shall be included except for the indemnified party's actual out-of-pocket costs and expenses.

     5.5 CAP ON LIABILITY. The aggregate liability of the Sellers to the Buyer for misrepresentation or breach of warranty under this Agreement shall be $700,000, and the Buyer shall have no other recourse against the Sellers or the Seller Parent or any of their respective Affiliates. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of any party to bring any claim, demand, suit or cause of action otherwise available to such party based upon (i) an allegation or allegations that the other party had an intent to defraud or made a willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement or any Related Agreement and the transactions contemplated hereby or thereby, (ii) any breach or alleged breach of any of the representations or warranties set forth in Section 3.1(g), or 3.1(v) or (iii) the provisions for adjustment to the Purchase Price pursuant to Section 2.2. Payments made or owed under Section 2.3 shall not be counted towards the cap specified in this Section
5.5. In the event the Sellers and the Seller Parent are unable to terminate the UCC filings listed in Section 3.1(g) of the Disclosure Schedule, then any Losses incurred by Buyer as a result of such failure shall not be subject to the cap specified in this Section 5.5.

     5.6 EXCLUSIVE REMEDY. The indemnification provisions of this Section 6 shall be the exclusive remedy for any misrepresentation or breach of warranty under this Agreement, and no party shall pursue any other remedy in respect of any such misrepresentation or breach. In addition, with respect to any misrepresentation or breach of the warranty set forth in Section 3.1(g)(ii) or otherwise relating to the number, condition or location of any Gym Boards, Campus Voice Boards or AdRax, the Buyer's exclusive remedy shall be to seek payment under the provisions of
Section 2.3.

                                   ARTICLE VI
                                  MISCELLANEOUS

     6.1 EXPENSES. Each party hereto shall bear its own fees and expenses in connection with the transactions contemplated hereby.

     6.2 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule and the Exhibits attached hereto), the Related Agreements and the other writings referred to herein and contemplated hereby contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto. Except as specifically set forth in this Agreement or the Related Agreements, there are no representations or warranties by any party in connection with the transactions contemplated by this Agreement.

     6.3 INTERPRETATION. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     6.4 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by facsimile, with confirmation as provided above addressed as follows:

     (i)  if to the Buyer, to:

             Cass Communications, Inc.
             c/o Alloy, Inc.
             151 West 26th Street, 11th Floor
             New York, NY 10001
             Attention:  Chief Executive Officer
             Facsimile:  (212) 244-4311

          with a copy to (which shall not constitute notice):

             c/o Alloy, Inc.
             151 West 26th Street, 11th Floor
             New York, NY 10001
             Attention:  General Counsel
             Facsimile:  (212) 244-4311

             and

             Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             701 Pennsylvania Avenue, N.W.
             Washington, D.C.  20004
             Attention:  Richard M. Graf, Esq.
             Facsimile:  (202) 434-7400

     (ii) if to the Sellers or the Seller Parent, to:

             YouthStream Media Networks, Inc.
             28 West 23rd Street, 6th Floor
             New York, NY 10010
             Attention: Harlan Peltz

          with copies to (which shall not constitute notice):

             YouthStream Media Networks, Inc.
             28 West 23rd Street, 6th Floor
             New York, NY 10010
             Attention: General Counsel

             Proskauer Rose LLP
             1585 Broadway
             New York, NY 10036-8299
             Attention:  Bertram A. Abrams, Esq.
             Facsimile:  (212) 969-2900

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile transmission or electronic mail, upon confirmed receipt, and
(d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

     6.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

     6.6 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws

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

provisions. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the Federal courts sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement or any Related Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction other parties are or may be subject, by suit upon such judgment.

     6.7 BENEFITS OF AGREEMENT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by the Sellers or the Seller Parent without the prior written consent of the Buyer.

     6.8 PRONOUNS. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

     6.9 AMENDMENT, MODIFICATION AND WAIVER. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by the Buyer, the Sellers and the Seller Parent; provided, however, that any party to this Agreement may waive in writing any obligation owed to it by any other party under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     6.10 NO THIRD PARTY BENEFICIARIES. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third Person is an Indemnified Person or Indemnifying Person in respect of the indemnification provided in accordance with Article VII of this Agreement.

     6.11 CONSENTS. Except as otherwise expressly provided in this Agreement, any consent or approval of the Buyer requested or permitted hereunder may be given or withheld in the Buyer's sole discretion.

     6.12 INTERPRETATION. This Agreement has been negotiated between the parties and will not be deemed to be drafted by, or the product of, any party. As such, this Agreement will not be interpreted in favor of, or against, any party.

     6.13 NO JOINT VENTURE. No party hereto shall make any warranties or representations, or assume or create any obligations, on the other party's behalf except as may be expressly permitted hereunder or in writing by such other party. Each party hereto shall be solely responsible for the actions of all its respective employees, agents and representatives.

     6.14 SPECIFIC PERFORMANCE. Certain of the covenants contemplated by this Agreement are unique and any failure on the part of either of the Sellers or Seller Parent to perform such covenants will not be fully compensable in damages and the breach or threatened breach of such provisions of this Agreement would cause the Buyer irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the Buyer for a breach or threatened breach of such covenants, the Buyer will be entitled to specific performance of Sections 1.7, 1.9, 4.3, 4.4 and 4.5 of this Agreement upon any breach or threatened breach by either of the Sellers or the Seller Parent, and to an injunction restraining any such party from such breach or threatened breach.

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

     IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its or his behalf as of the day and year first above written.

                                         ALLOY, INC.

                                         By: /s/ GINA DIGIOIA
                                            ------------------------------
                                            Gina DiGioia
                                            Vice President and General Counsel


                                         CASS COMMUNICATIONS, INC.

                                         By: /s/ GINA DIGIOIA
                                            ------------------------------
                                            Gina DiGioia
                                            Assistant Secretary

                                         AMERICAN PASSAGE MEDIA, INC.

                                         By: /s/ DENNIS ROCHE
                                            ------------------------------
                                            Dennis Roche
                                            President


                                         NETWORK EVENT THEATER, INC.

                                         By: /s/ DENNIS ROCHE
                                            ------------------------------
                                            Dennis Roche
                                            President


                                         YOUTHSTREAM MEDIA NETWORKS, INC.

                                         By: /s/ DENNIS ROCHE
                                            ------------------------------
                                            Dennis Roche
                                            President

                                       38